Exhibit 99.5

Hewitt Associates LLC

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

November 10, 2005

Media Contact: Kelly Zitlow, (847) 442-7664, kelly.zitlow@hewitt.com

Investor Contact: Genny Pennise, (847) 771-6478, investor.relations@hewitt.com

Hewitt Associates Appoints Chief Financial Officer

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc., a global human resources services firm, today announced that it has appointed John J. Park as chief financial officer, effective November 21, 2005.

Mr. Park, 44, brings a diversity of experience in finance and business strategy to Hewitt, most recently serving as chief financial officer and acting president of Orbitz, Inc., where he was instrumental in creating the online travel company, achieving profitability within five quarters of its launch, and executing a successful initial public offering.

Prior to Orbitz, Mr. Park held key executive positions with Sears, Roebuck and Company, including head of finance for its services and credit card businesses. He also has held senior finance and strategy positions with Diageo PLC and PepsiCo, Inc.

“John’s appointment is another important step for Hewitt, as we focus on delivering strong results for our shareholders, as well as our associates and clients,” said Hewitt’s Chairman and Chief Executive Officer Dale L. Gifford. “The richness of John’s experience in helping to lead major organizations through change will greatly benefit our management team and our company as we capitalize on our past investments and leading market position.”

Mr. Park holds a master’s degree in business administration from the University of Michigan and a bachelor’s degree from Oberlin College. He currently serves on the board of directors for APAC Customer Services, Inc. and is a member of the Economic Club of Chicago.

Mr. Park will report directly into Chairman and CEO Dale L. Gifford and replaces Dan DeCanniere, who is leaving the company following a transition period.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

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